EXHIBIT 10.1

LIFEWAY FOODS, INC.

March 5, 2016

Douglas A. Hass
Via Email

Re: Terms of Employment

Dear Doug:

I am delighted to confirm that Lifeway Foods, Inc. (the "Company") has offered you a position on the terms described below:

Start Date: March 21, 2016.

Title and Reporting:  During the term of your employment with the Company, you will serve as Legal Counsel and will report directly to the Chief Executive Officer, Chief Financial Officer and/or Chief Operating Officer.

Duties and Responsibilities:  You will have the duties and responsibilities that are normally associated with the position described above and such additional responsibilities as may be prescribed by the Company from time to time.  You will devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties with the Company. The foregoing will not prevent you from (i) with prior written notice to the Chief Executive Officer, serving on the boards of directors of non-profit organizations; (ii) participating in charitable, civic, educational, or community affairs; (iii) managing your passive personal investments; and (iv) undertaking pro bono or other uncompensated legal projects consistent with applicable rules of professional conduct for attorneys; provided, with respect to each of (i)-(iv) above, such activities, individually or in the aggregate, do not interfere or conflict with your duties hereunder or create an actual or potential business or fiduciary conflict.

Base Salary:  During the period of your employment with the Company, the Company will pay you a base salary at the annual rate of $315,000 in accordance with the usual payroll practices of the Company and subject to withholdings and deductions, but at no time less frequently than equal monthly payments.

Annual Bonus:  In addition to your base salary payable to you hereunder, you may also be eligible to receive additional bonus or incentive compensation during the period of your employment with the Company based upon a target bonus opportunity of ten percent (10%) of your base salary, as shall be determined in the sole discretion of the Board of Directors of the Company (or a committee thereof), consistent with the bonus or incentive plans, if any, to be established from time to time for employees of the Company.

Benefits and Vacation:  You will be eligible to participate in all health benefits, insurance programs, and other employee welfare benefits plans maintained by the Company for its employees generally, in accordance with the terms thereof (and subject to any applicable waiting periods or other eligibility requirements), as amended from time to time.  You also will be entitled to paid vacation time in accordance with the Company's policy on accrual and use applicable to employees as in effect from time to time.  In addition, upon presentation of appropriate documentation, you will be reimbursed by the Company for reasonable business expenses in accordance with Company policies, in connection with the performance of your duties hereunder.  If there is any conflict between this letter and the Company's plan documents, the plan documents will prevail.  In addition, the Company reserves the right in its sole discretion to amend or terminate its compensation plans, programs, or benefits at any time.

License to Practice Law:  You have represented to the Company that you are licensed to practice law in the States of Illinois and Indiana only, and you agree to apply for and maintain such licenses as are required to practice law as an in-house counsel in the states in which the Company operates (within such time frames required by the applicable laws, regulations and rules of those states) as necessary for the performance of your duties.  The Company will obtain professional malpractice insurance applicable to your employment as in-house legal counsel.

Representations:  You represent and warrant to the Company that (a) you have the legal right to accept this offer and to perform all of the obligations on your part to be performed hereunder, and (b) you are not a party to any agreement or understanding, written or oral, and are not subject to any restriction, which, in either case, could prevent you from accepting this offer or performing all of your duties and obligations described hereunder.

At-Will Employment:  Your employment with the Company will be "at-will."  You may resign at any time, and the Company may terminate your employment at any time for any (or no) reason and with or without notice.

Restrictive Covenants:  As a condition to your employment, you will execute the Company's Restrictive Covenants Agreement, a copy of which is attached hereto as Exhibit A.

Tax Matters:  The Company may withhold from any and all amounts payable under this offer letter or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  The intent of the parties is that payments and benefits under this letter comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company or its affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.  Notwithstanding anything to the contrary in this offer letter, if you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service," and (B) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due shall be paid or provided in accordance with the normal payment dates specified for them.  To the extent that reimbursements or other in-kind benefits under this letter constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  For purposes of Code Section 409A, your right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments.

Dodd-Frank:  Your rights with respect to any incentive compensation, including, without limitation, the annual bonus, will in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement applicable to you, or (ii) any right or obligation that the Company may have regarding the clawback of "incentive-based compensation" under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission (or any applicable listing exchange).  In addition, notwithstanding anything herein to the contrary, any bonus or incentive or equity-based compensation, or other compensation, payable to you hereunder or otherwise will be subject to repayment or recoupment (clawback) by the Company to the extent applicable under Section 304 of the Sarbanes-Oxley Act of 2002.

Governing Law:  This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Illinois, without reference to rules relating to conflicts of laws.

Entire Agreement:  This letter and the exhibit attached hereto constitute the entire understanding between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral.  This letter agreement may be amended or modified only by a written instrument executed by you and the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This letter and your employment with the Company is contingent on a background check and your compliance with the Immigration and Naturalization Service regulations requiring the establishment of your identity and right to work in the United States.  If this letter agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this letter agreement in the space provided below and return the same to me for the Company's records.

Doug, I would like to take this opportunity to welcome you to the Company.  I very much look forward to working with you.

Very truly yours,

LIFEWAY FOODS, INC.

By: /s/ Edward Smolyansky

Name:           Edward Smolyansky

Title:             Chief Operating Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated:  March 5, 2016                                                                          /s/ Douglas A. Hass
Employee's Signature

EXHIBIT A

RESTRICTIVE COVENANTS AGREEMENT

LIFEWAY FOODS, INC.

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (this "Agreement") is made by and between Lifeway Foods, Inc. (together with its direct and indirect subsidiaries, the "Company") and the undersigned individual ("Employee").

WHEREAS, in partial consideration for Employee's employment with the Company and Employee's incentive compensation opportunities, the Company wishes to enter into this Agreement and bind Employee to certain restrictive covenants in favor of the Company and the Company's Affiliates as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. CONFIDENTIALITY.  During the course of Employee's employment with the Company, Employee will have access to Confidential Information.  For purposes of this Agreement, "Confidential Information" means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.  Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Employee's assigned duties and for the benefit of the Company, either during the period of Employee's employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company's and its Affiliates' part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Company or any of its Affiliates.  The terms and conditions of this Agreement shall remain strictly confidential, and Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or, solely for the purpose of disclosing the limitations on Employee's conduct imposed by the provisions of this Agreement prospective future employers who, in each case, agree to keep such information confidential.  Notwithstanding the foregoing, Confidential Information shall not include any information that Employee can demonstrate (i) was lawfully in Employee's possession prior to commencing employment with the Company or any of its predecessors, successors or Affiliates and not obtained in connection with Employee's commencement of such employment, or (ii) constitutes industry knowledge or is generally available, or is made generally available, to the public other than as a result of a direct or indirect disclosure by Employee.

2. NONCOMPETITION.  Employee acknowledges that (i) Employee performs services of a unique nature for the Company that are irreplaceable, and that Employee's performance of such services to a competing business will result in irreparable harm to the Company, (ii) Employee has had and will continue to have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Affiliates, (iii) in the course of

Employee's employment by a competitor, Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its Affiliates have substantial relationships with their customers and Employee has had and will continue to have access to these customers, (v) Employee has received and will receive specialized training from the Company and its Affiliates, and Employee's duties to the Company will involve more than legal counseling, and (vi) Employee has generated and will continue to generate goodwill for the Company and its Affiliates in the course of Employee's employment. Accordingly, during Employee's employment and service with the Company and for the Restricted Period (defined below), to the maximum extent permitted by applicable law, Employee agrees that Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged (I) in the business of manufacturing, selling or marketing kefir products, (II) in competition with the Company, or (III) in any material business in which the Company is engaged, or plans to be engaged, on the date of Employee's termination of employment, in the Restricted Territory.  Notwithstanding the foregoing, nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Employee has no active participation in the business of such corporation.  For purposes of this Section 2, (a) the "Restricted Period" shall mean the twelve (12) month period immediately following the date of Employee's termination of employment and service, and (b) the "Restricted Territory" shall mean, collectively: (i) the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in, to, or for which Employee worked, to which Employee was assigned or had any responsibility (either direct or supervisory) at the time of termination of Employee's employment and at any time during the twelve (12) month period prior to such termination; (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Employee had any contact or for which Employee had any responsibility (either direct or supervisory) at the time of termination of Employee's employment and at any time during the twelve (12) month period prior to such termination; and (iii) any state(s) of the United States that contain the geographic area(s) described in (i) or (ii) above.

3. NONSOLICITATION; NONINTERFERENCE.

(a)     During Employee's employment and service with the Company and for a period of twelve (12) months thereafter, Employee agrees that Employee shall not, except in the furtherance of Employee's duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of Employee's employment for any reason, a customer of the Company or any of its Affiliates to purchase goods or services then sold by the Company or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(b)    During Employee's employment and service with the Company and for a period of twelve (12) months thereafter, Employee agrees that Employee shall not, except in the furtherance of Employee's duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any advisor, consultant, employee, representative or agent of the Company or any of its Affiliates to leave such employment or retention or solicit, aid or induce any employee of the Company or any of its Affiliates to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or Affiliates and any of their respective vendors, joint venturers or licensors.  Any person described in this Section shall be deemed covered by this Section while so employed or retained and for a period of twelve (12) months thereafter.

4. NONDISPARAGEMENT.  Employee agrees not to make negative comments or otherwise disparage the Company or any of its Affiliates or any of their respective partners, members, officers, directors, employees, shareholders, agents or products.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

5. INVENTIONS.  (a)  Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship ("Inventions"), whether patentable or unpatentable, (A) that relate to Employee's work with the Company, made or conceived by Employee, solely or jointly with others, during the period of Employee's employment or service with the Company, or (B) suggested by any work that Employee performs in connection with the Company, either while performing Employee's duties with the Company or on Employee's own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Employee hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the period of Employee's employment or service with the Company, together with the right to file, in Employee's name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications").  Employee will, at any time during and subsequent to the period of Employee's employment or service with the Company, and at the Company's expense, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company with respect to the Inventions.  Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company's benefit, all without additional compensation to Employee from the Company.  If the Company is unable for any other reason to secure Employee's signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in Employee's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(b)     In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Employee.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Employee's right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, Employee hereby waives any so-called "moral rights" with respect to the Inventions.  To the extent that Employee has any rights in the results and proceeds of Employee's service to the Company that cannot be assigned in the manner described herein, Employee agrees to unconditionally waive the enforcement of such rights.  Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Employee's benefit by virtue of Employee being an employee of or other service provider to the Company.

(c)    Employee shall comply with all relevant agreements, policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that the Company may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

(d)    The provisions of this Section 5 shall not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (A) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (B) the Invention results from any work performed by Employee for the Company.

6. RETURN OF COMPANY PROPERTY.  On the date of Employee's termination of employment with the Company for any reason (or at any time prior thereto at the Company's request), Employee shall return all Confidential Information or other property belonging to the Company or any of its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

7. COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), Employee agrees that while employed by the Company and thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee's employment with the Company, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of Employee's employment with the Company (collectively, the "Claims").  Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates.  Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company or its Affiliates (or their actions) or another party attempts to obtain information or documents from Employee (other than in connection with any litigation or other proceeding in which Employee is a party-in-opposition) with respect to matters Employee believes in good faith to relate to any investigation of the Company or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, Employee shall not communicate with anyone (other than Employee's attorneys and tax and/or financial advisors and except to the extent that Employee determines in good faith is necessary in connection with the performance of Employee's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its Affiliates without giving prior written notice to the Company or the Company's counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Employee in complying with this section.

8. REASONABLENESS OF COVENANTS.  In signing this Agreement, Employee has carefully read and considered all of the terms and conditions of this Agreement and the restraints imposed on Employee's conduct hereunder, Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by the restraints.  Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  Employee further covenants that Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this

Agreement, and that Employee will reimburse the Company and its Affiliates for all costs (including reasonable attorneys' fees) incurred in connection with any action to enforce any of the provisions of this Agreement if either the Company and/or any of its Affiliates is the prevailing party in such dispute or if Employee challenges the reasonableness or enforceability of any of the provisions of this Agreement.  It is also agreed that each of the Company's Affiliates will have the right to enforce all of Employee's obligations to that Affiliate under this Agreement and shall be third party beneficiaries hereunder.  Employee acknowledges and agrees that the restrictive covenants set forth in this Agreement are independent covenants and shall be in addition to, and shall not supersede or be deemed to be in lieu of, any restrictive covenants set forth in any other agreement between Employee and the Company or its Affiliates, including, without limitation, any restrictive covenants set forth in any equity-based incentive plan or grant agreement.

9. REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. This Agreement does not, in any way, restrict or impede Employee from exercising Employee's rights under Section 7 of the National Labor Relations Act or exercising other protected rights to the extent that such rights cannot be waived by agreement.

10. TOLLING.  In the event of any violation of the provisions of this Agreement, Employee acknowledges and agrees that the post-termination restrictions contained herein shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

11. SURVIVAL OF PROVISIONS.  The obligations contained in this Agreement shall survive the termination of Employee's employment or service with the Company and shall be fully enforceable thereafter.

12. AFFILIATES.  For purposes hereof, the Company's "Affiliates" shall mean any individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company.  For purposes of this definition, "control" means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

13. EQUITABLE RELIEF AND OTHER REMEDIES.  Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

14. SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. NO RIGHT TO CONTINUED SERVICE.  Nothing herein shall give Employee any right to continued employment or service with the Company or any of its Affiliates, or in any way limit the right of the Company to terminate Employee's employment or service at any time and for any reason (or no reason), with or without notice.

16. SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.  Employee's obligations under this Agreement shall not be assignable by Employee.

17. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18. GOVERNING LAW; JURISDICTION.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois without giving effect to the choice of law principles thereof.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Illinois or the United States District Court for the Northern District of Illinois and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Employee's employment by, or service to, the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a "Proceeding"), to the exclusive jurisdiction of the courts of the State of Illinois, the court of the United States of America for the District of Illinois, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Illinois State court or, to the extent permitted by law, in such federal court, and (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

19. ENTIRE AGREEMENT.  This Agreement may be amended or modified only by a written instrument executed by Employee and the Company.

*  *  *  *  *

IN WITNESS WHEREOF, Employee has executed this Agreement on this 7th day of March, 2016.

EMPLOYEE

/s/ Douglas A. Hass

Print Name:  Douglas A. Hass